EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-1 and related Prospectus, of our report dated March 28, 2019, relating to the financial statements of Biocept, Inc., as of and for the years ended December 31, 2018 and 2017 (which includes explanatory paragraphs related to the change in the method of accounting for revenue, and the uncertainty of the Company’s ability to continue as a going concern).  We also consent to the reference to us under the heading “Experts” in the Prospectus which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

April 10, 2019

          Member of Kreston International — a global network of independent accounting firms